EXHIBIT 10.2

LONG TERM INCENTIVE BONUS AGREEMENT

THIS LONG TERM INCENTIVE AGREEMENT (“Agreement”) is made by and between James R. Stewart, a Minnesota resident (“Employee”) and Rimage Corporation, a Minnesota corporation (the “Company”), and is dated as of February 21, 2013.

WHEREAS, the Company has recognized Employee as a key contributor to the success of the Company and the Company wishes to provide Employee with an incentive to continue employment with the Company through July 1, 2015, as it continues to work through a transformation that will lead the Company towards further success; and

WHEREAS, the Company agrees to provide Employee a cash bonus (“LTI Bonus”) according to the terms and conditions hereinafter set forth in return for Employee’s continued employment;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter contained, the parties hereto agree as follows:

1.             LTI Bonus

1.1        Plan Controls. This Agreement sets forth the terms and conditions of an award of a Stock Incentive consisting of cash to Employee under the Section 14 of the Rimage Corporation Second Amended and Restated 2007 Stock Incentive Plan (the “Plan”) that is intended to qualify for the Performance-Based Exception. Capitalized terms used herein and not defined shall have the meaning given such terms in the Plan; provided that the term “Cause” shall have the meaning given in that certain Amended and Restated Letter Agreement dated February 21, 2013 between the Company and Employee as may be further amended or amended and restated (the “Letter Agreement”).

1.2        LTI Bonus Period. The Employee will be eligible for an LTI Bonus in the amount of $590,000 at the target level, of which 50% is based on time (the “Time Portion”) and of which 50% is based on performance (“Performance Portion”) as provided in this Agreement with the actual amount of the Performance Portion determined by the Committee based upon performance measures approved by the Committee for the two twelve month periods ending December 31, 2013 and 2014 (the “Performance Periods”).

1.3        Payment of Time Portion. The Time Portion will be paid in lump sum installments in accordance with the following schedule, no later than the first regular payroll date after the installment date, but only if Employee is employed by the Company on the installment date set forth below and has been continuously so employed through such date:

Installment Date	Percentage payable before taxes and other withholdings
March 1, 2014	25% of Time Portion
March 1, 2015	25% of Time Portion
July 1, 2015	50% of Time Portion

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1.4        Payment of Performance Portion. The Committee shall determine the achievement of the performance measures for each Performance Period and the corresponding Performance Portion, if any, earned by Employee with respect to such Performance Period. The Performance Portion will be paid in lump sum installments in accordance with the following schedule, no later than the first regular payroll date following the installment date, but only if Employee is employed by the Company on the installment date set forth below and has been continuously so employed through such date:

Installment Date	Percentage payable before taxes/other withholdings
March 1, 2014	25% of Performance Portion multiplied by the 2013 matrix performance factor
March 1, 2015	25% of Performance Portion multiplied by the 2014 matrix performance factor
July 1, 2015	50% of Performance Portion multiplied by the weighted average of 2013 and 2014 matrix performance factors

1.5        Upon Termination without Cause.

(a)        Notwithstanding anything in Sections 1.3 and 1.4 to the contrary, if Employee’s employment is terminated by the Company without Cause, subject to the execution and delivery to the Company of a general release and continued compliance with the Nondisclosure and Noncompetition Agreement with the Company as described in Section 1(c) of the Letter Agreement, the Company will pay Employee an amount equal to:

(i)        the full amount of the Time Portion; and

(ii)        the Performance Portion based upon the achievement of performance measures, as determined by the Committee, for each year of the Performance Periods completed prior to the termination or if any year of the Performance Periods is not completed, assuming the matrix performance factors were 1.0 for that year.

(b)        The amounts payable under Section 1.5(a) shall be paid in a lump sum no later than the first regular payroll date following the date of termination, subject to applicable tax withholding.

(c)        For purposes of this Agreement, “termination of employment” shall be interpreted consistent with the term “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).

(d)        If Employee’s employment is terminated by the Company without Cause on the date of a Change in Control, Employee shall be entitled to the amounts under Section 1.6 in lieu of this Section 1.5. Upon payment to Employee of amounts under either Section 1.5 or Section 1.6, Employee shall have no further rights to the payment of the LTI Bonus and in no case shall Employee be entitled to amounts under both Section 1.5 and Section 1.6.

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1.6        Upon Change In Control.

(a)        Notwithstanding anything in Sections 1.3 and 1.4 to the contrary, if a Change in Control shall occur while Employee is employed by the Company, the Company shall pay Employee an amount equal to:

(i)        the full amount of the Time Portion; and

(ii)        the Performance Portion based upon the achievement of performance measures during the Performance Periods, whether or not completed, as determined by the Committee.

(b)        The amounts payable under Section 1.6(a) shall be paid in a lump sum no later than the first regular payroll date following the date of the Change in Control, subject to applicable tax withholding.

(c)        The payments received by Employee or to be received by Employee under Section 1.6(a) of this Agreement shall be subject to Section 2(e) of the Letter Agreement to the extent constituting a “parachute payment” under Section 280G of the Code.

2.             Closed Window. Employee agrees that at any time during the Performance Periods during which achievement of a stock price performance measure is being determined, Employee shall be prohibited from trading in securities of the Company under the Company’s Policy Regarding Buying and Selling Securities and such period of time shall be a closed window period as to Employee.

3.             Miscellaneous.

3.1        Letter Agreement Provisions. This Agreement shall be subject to the provisions of the Letter Agreement relating to arbitration (Section 3), successors (Section 5), and delay for specific employees (Section 7), each of which are incorporated into this Agreement.

3.2        Section 409A. Notwithstanding the foregoing, it is the intention of the parties that this Agreement be exempt from Code §409A to the greatest extent possible. Accordingly, all provisions herein shall be construed and interpreted consistent with that intent, but that, to the extent any payment constitutes nonqualified deferred compensation, the Company shall amend any such provision pertaining to such payment to comply with Code §409A and the regulations thereunder, in the least restrictive manner necessary without any diminution in the value of the payments to Employee.

3.3        Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota, without regard to conflicts of law provisions.

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3.4        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

COMPANY:	RIMAGE CORPORATION

	By:	/s/ Sherman L. Black
	Its:	Chief Executive Officer

EMPLOYEE:	/s/ James R. Stewart
James R. Stewart

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